Exhibit 4.23

27 September 2022

Kanayama Mei

Director

Tokyo Lifestyle Limited

Dear Mr. Kanayama,

BANKING FACILITY ARRANGEMENT

We are pleased to advise that Resona Merchant Bank Asia Limited (the "Bank") is agreeable to provide to Tokyo Lifestyle Limited (the “Borrower” ) a Revolving Credit Facility of JPY200,000,000. This Letter of Offer sets out the terms and conditions of the Proposed Revolving Credit Facility as detailed below as well as the terms and conditions in the annexed Standard Terms and Conditions Governing Banking Facilities (the "Standard Terms") as stipulated in Appendix 1. In the event of any inconsistency between the terms and conditions stated herein and the Standard Terms, it is agreed that those stated herein shall prevail.

1.	Revolving Credit Facility (the "Facility"): JPY200,000,000 (Japanese Yen Two Hundred Million) only.

2.	Terms and Conditions governing the Facility are as below:

a.	Purpose

For financing the Borrower's working capital needs.

b.	Security support

Standby letter of credit (the "SBLC") from Resona Bank, Limited subject to the Bank's acceptance of format and one month claim period.

c.	The facility is available for multiple drawdowns of advances with interest period of 1 month, 3 months or 6 months.

Each Advance is available upon the Bank's receipt of a Utilisation Request from the Borrower subject to the following requirements:

i)	Upon satisfactory completion and fulfilment of conditions precedent;

ii)	Each Drawdown is subject to a before 9:00 a.m. (Singapore time) 3 Business Days' advance notice;

iii)	Each Drawdown is subject to the Bank's availability of funds; and

iv)	The availability of the Facility is subject to the Bank's discretion and outstanding under the Facility is repayable on demand by the Bank.

d.	Drawdown Condition

Borrower shall be permitted to utilise the Facility for its working capital needs, specifically, for settlement of trade payables to Yoshitsu Co., Ltd.

The Utilisation Request (Appendix 2 of Facility Letter) for each new drawdown, shall be accompanied by certified true copies of invoices issued by Yoshitsu Co., Ltd to Borrower for payment of its trade payables.

e.	Maturity Date of Each Drawdown

Each advance shall be repaid on the maturity date which is 1 month, 3 months or 6 months from drawdown date. If the maturity date falls on a Saturday, Sunday or public holiday in Singapore and/or Japan, the outstanding amount shall be repaid on the next succeeding day in which banks in Singapore and/or Japan are open for business, provided however in that event that such extended date will instead fall in the next calendar month, the date shall be the immediately preceding business day of the original due date.

f.	Facility Maturity Date

The Facility shall be fully repaid before the expiry date of the Standby Letter of Credit from Resona Bank, Limited, unless it is renewed before the expiry date.

Notwithstanding this, the Facility is subject to annual review at the Bank's sole discretion. The Bank shall have the right to cancel the Facility upon 30-days' prior notice to the Borrower, whereupon the Bank shall demand immediate repayment upon expiry of the notice period of all monies and liabilities owing to the Bank under the Facility (whether actual, contingent or otherwise).The Bank shall also have the right from time to time and at any time to vary or modify the terms and conditions of the Facility (including the interest rates).

g.	Undertakings

Standard loan undertaking common for loan of this type. These shall include but not limited to the following:

(i)	The Borrower shall submit audited fiscal financial statements within 210 days after the end of the financial year; and

(ii)	The Borrower shall promptly provide the Bank with the following upon its occurrence:

a.	Details of any material litigation, arbitration or administrative proceedings; and

b.	Notice of any event of default or cross default.

h.	Interest Rate

The Bank's Cost of Funds + 1.20% per annum; Interest is payable in arrears at the end of each interest period and shall be calculated on a 365-day year basis for Japanese Yen.

Cost of Funds refers to the percentage rate per annum quoted by the Bank 3 Business Days prior to the first day of that Interest Period as being the cost to the Bank of funding that loan or unpaid sum from whatever source it may select.

i.	Interest Period

The interest period of the Facility is 1 month, 3 months or 6 months for the advance stated in the Utilisation Request.

j.	Default Interest Rate

2.0% p.a. over the Interest rate on all amount due and unpaid and shall be calculated from the due date to the date of actual payment. The Bank at its sole discretion shall impose a late payment administrative fee of Singapore Dollars 30 payable by the Borrower.

k.	Conditions Precedent for Drawdown of the Facility

The Facility shall be available for utilisation upon the completion of all requisite documentation as advised by us, including but not limited to the following herein:

(i)	Certified copies of the following:

a.	the Memorandum and Articles of Association of the Borrower;

b.	Certificate of Incorporation and Certificate of Change of Name (if applicable) of the Borrower; and

c.	the current Business Registration Certificate of the Borrower.

(ii)	A certified copy of the resolutions of the Borrower's Board of Directors:

a.	resolving that it in the best interest of that body corporate to enter into agreement with the Bank by accepting the terms and conditions of this Facility Letter (including all referenced terms and conditions therein) (the "Agreement") and the transactions contemplated by that Agreement;

b.	approving the Revolving Credit Facility, the terms of the Agreement and the borrowings thereunder;

c.	authorising identified individuals to execute and deliver the Agreement and all other documents contemplated by the Agreement and to take any other action in connection with the transactions contemplated therein on behalf of the Borrower; and

d.	specimen signatures of each individual authorised by the Borrower to execute and deliver the Agreement and all other documents contemplated by the Agreement, including the specimen signature of the authorised signatory who accepts confirms the terms of this Facility Letter on behalf of the Borrower.

(iii)	If required, a certificate from a director of the Borrower certifying that each copy document relating to it specified in the list is correct, complete and in full force and effect as at a date no earlier than the date of the Agreement.

(iv)	If required, evidence that any process agent referred to in the Agreement has accepted its appointment.

(v)	Certified true copies of the Beneficial Owner's and the Authorized Signatories' identification document of the Borrower;

(vi)	This Facility Letter duly accepted;

(vii)	The Utilisation Request in Appendix 2 subject to a 3 Business Days' advance notice; and

(viii)	The SBLC to be received from Resona Bank, Limited.

l.	Currency Indemnity

Repayment of the Facility shall be in Japanese Yen. The Borrower shall indemnify the Bank against/for any currency exchange losses if the repayment is made in a currency other than Japanese Yen.

m.	Cross-Default

A failure by the Borrower or any of its group companies to pay any indebtedness (direct borrowings and contingent obligations; contingent obligations include but not limited to guarantees, indemnities and warranties) when due, or a breach of any covenants or terms or conditions relating to such indebtedness, and in any event such default is not remedied within the relevant grace period.

n.	Notices

All notices or communication under or in connection with this Facility Letter may be delivered personally, by post, facsimile transmission or email address provided in this Facility Letter.

o.	Governing Law

The laws of Singapore govern this Facility Letter.

If the terms and conditions outlined in this Facility Letter are satisfactory to you, kindly confirm your acceptance by signing and returning to us the duplicate of this letter within seven days from the date of this letter.

We look forward to working with you through this deal. Please do not hesitate to contact the following should you require any assistance:

Mr Tanaka Yoshiro

Mr Sakai Yu

Yours sincerely,

/s/ Tanaka Yoshiro
Tanaka Yoshiro
Head, Japanese Business Development

/s/ Mok Wai Ming
Mok Wai Ming
Senior Risk Manager, Risk Management

@ Resona Merchant Bank Asia
Limited

CONFIRMATION OF ACCEPTANCE

I confirm the agreement to the terms set out in Resona Merchant Bank Asia's letter dated 27 September 2022 relating to the proposed Revolving Credit Facility of JPY200,000,000.

/s/ Kanayama Mei

Authorised Signatory

@ Resona Merchant Bank Asia
Limited

Name	Kanayama Mei

Designation	Director

Date 27 September 2022